Exhibit 5.1

Robson Court, 1000-840 Howe Street Vancouver, BC, Canada V6Z 2M1 T: 604.687.2242 F: 604.643.1200 www.millerthomson.com
November 22, 2006	Greg Smith
Direct Line: 604.643.1258
gsmith@millerthomson.com
United States
Securities and Exchange Commission	File: 045106.0001
Washington, D.C. 20549

Dear Sirs/Mesdames:

Re:	Kodiak Oil & Gas Corp.

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form F-l to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the proposed sale of up to 11,500,000 common shares of the Company (the “Shares”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein. Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company to be issued, subject to receipt of payment in full therefor.

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Affiliations Worldwide

MILLER
THOMSON LLP	Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Certain partners of Miller Thomson LLP own 120,750 common shares in the capital of the Company.

If you have any questions concerning the foregoing please contact the writer.

Yours truly,

MILLER THOMSON LLP

Per:

Gregory C. Smith

c.	Kodiak Oil & Gas Corp.
	Attention:	Lynn Peterson
c.	Dorsey & Whitney
	Attention:	Randal Jones